Exhibit 3.47

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CAESARS FLORIDA ACQUISITION COMPANY, LLC”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF MARCH, A.D. 2014, AT 7:17 O’CLOCK P.M.

Jeffrey W. Bullock, Secretary of State
5497435 8100	AUTHENTICATION: 1203175
140325018	DATE: 03-12-14
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 07:40 PM 03/12/2014 FILED 07:17 PM 03/12/2014 SRV 140325018 - 5497435 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Caesars Florida Acquisition Company, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington.

Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                         .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 12 day of March, 2014.

By:
Authorized Person (s)

Name:	Jill Eaton